Exhibit 10.8

Accelera Innovations, Inc. Announces Stock Purchase Agreement With Behavioral Health Care Associates, Ltd.

For Immediate Release, December 3, 2013

CHICAGO – On December 3, 2013, Accelera Innovations, Inc. (“Accelera”) announced that they have signed a stock purchase agreement (“SPA”) to acquire 100% of Behavioral Health Care Associates, Ltd (“BHCA”) for $4.5 million in cash. Furthermore, Accelera’s wholly owned subsidiary Accelera Healthcare Management Service Organization, LLC, executed an agreement to operate BHCA moving forward.

BHCA provides billing, practice management and administrative services to doctors and other clinicians who provide services to hospitals, nursing homes and individual clients.  In support of the billing and practice management services, BHCA provides in-house Psychiatric evaluations, complete neuropsychological testing, assessments and treatment services, counseling and medication management. Furthermore, BHCA provides comprehensive laboratory services include EKG, Drug Screens, blood work ups and sleep lab evaluation.  Detoxification services include alcohol and all drugs and substances with directorship to methadone maintenance programs. BHCA also provides MEPS military screenings and performs research trials as a contracted site for several fortune 500 pharmaceutical firms.

Accelera Chairman, Geoff Thompson, stated, “As the gap between consumerism and healthcare continues to close, we believe it is critical to position the Accelera service platform to take advantage of emerging patient self-monitoring and decision support tools, and direct patient-doctor communication platforms.  Our acquisition of BHCA helps us deliver those tools and experiences to our customers.  This is an important step in our acquisition strategy to further advance our goal of delivering a preeminent high-touch/high-tech healthcare service administration platform.”

Accelera plans to integrate BHCA assets into its existing platform and offer patients a way to self-monitor and track common ailments and conditions, and in turn share that data with their primary care physician to facilitate ongoing communications around condition management, both online, and in-person.  Both patients and physicians will access the communication and self-tracking features via a shared permission-based and opt-in environment.

Pursuant the SPA, the Company shall pay $4,500,000, (the “Purchase Price”), of which 1,000,000 shall be payable ninety days from the date of closing and $750,000 shall be paid one hundred eighty days from closing. The balance of the Purchase Price, $2,800,000, shall be paid in three payments of $750,000 and a final payment of $550,000 beginning two hundred seventy days after closing, and every three months thereafter until the Purchase Price is paid in full.

Exhibit 10.8 -- Page 1

The Company executed a Security Agreement, Assignment of Stock Agreement and Secured Promissory Note to secure payments due under the SPA wherein, the Company pledged 100% of the shares of BHCA as collateral and entered in to a Promissory Note of 3,500,000. The entire transaction can be immediately terminated prior the first payment by either party upon written notice to the other releasing the parties of any and all obligations.

“We are delighted to welcome all the BHCA employees into the Accelera Group and to be able to benefit from their expertise and dedication. The successful completion of our acquisition of BHGA presents new opportunities for Accelera and supports our strategy for growth in the changing health care marketplace,” said John Wallin Accelera’s CEO and president. “Together, we are well positioned competitively, strategically and financially to meet the evolving needs of the people we serve.”

Accelera entered into a three-year employment agreement with the current Chief Executive Officer of BHCA, Blaise J. Wolfrum, M.D., that will continue to operate BHCA through Accelera’s wholly owned subsidiary Accelera Healthcare Management Service Organization, LLC. Pursuant to the agreement, Accelera agreed to issue 600,000 shares of the Company’s Common Stock under the terms of the Company’s 2011 Stock Option Plan at an exercise price of $.0001 per share. The 600,000 shares shall vest over the course of the three years; earned annually, 200,000 shares each year. Furthermore, the shares are subject to a six-month lock-up agreement and a twenty-seven month leak-out agreement limiting the sale of shares over the period. The employment agreement with Dr. Wolfrum provides that the Company shall pay Blaise a base salary of $300,000 per year to be paid at the times and subject to the Company’s standard payroll practices, subject to applicable withholding. The salary will begin at the time Accelera completes the Due Diligence, Valuation and Audited Financials of the Behavioral Health Care Associates business performed by an Accelera appointed audit firm. The Board of Directors will implement a bonus structure based on goals, objectives and performance.

About Accelera
Accelera, offers cloud based software-as-a-service solutions to the healthcare industry that includes technology and services to providers and payers such as the hospitals, medical offices, medical insurance companies, ACOs, Patient Centered Medical Homes, and PSN’s who are seeking to create an interoperable technology platform that is patient-centric. Accelera’s solution includes a complete suite of integrated applications for Electronic Medical Records, Practice Management, Patient Portals, Health Information Exchanges, Accountable Care Organization, Hospital Information Systems, a security platform that acknowledges the immediate separation of data if a breach takes place and the ability for a provider or payer to provide a tool to manage chronic disease. The Accelera solution is designed to improve patient care, reduce costs, eliminate redundant data entry, improve operational efficiency, but most importantly, bring together long term needs of the caregivers and is intended to satisfy the business requirements of the healthcare enterprise.

http://www.accelerainnovations.com/

Exhibit 10.8 -- Page 2

About Behavioral Health Care Associates, Ltd.
Behavioral Health Care Associates, Ltd. provides billing, practice management and administrative services to doctors and other clinicians who provide services to hospitals, nursing homes and individual clients.  In support of the billing and practice management services, BHCA provides in-house Psychiatric evaluations, complete neuropsychological testing, assessments and treatment services, counseling and medication management. Furthermore, BHCA provides comprehensive laboratory services include EKG, Drug Screens, blood work ups and sleep lab evaluation.  Detoxification services include alcohol and all drugs and substances with directorship to methadone maintenance programs. BHCA also provides MEPS military screenings and performs research trials as a contracted site for several fortune 500 pharmaceutical firms.

Forward Looking Information
Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

For further information please contact: 866-920-0758

Exhibit 10.8 -- Page 3